                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-80545

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 11, 1999)

[Hertz Logo]

The Hertz Corporation

$500,000,000
7 5/8% Senior Notes due August 15, 2007
Interest payable February 15 and August 15

ISSUE PRICE: 99.273%

We will pay interest on the Notes semiannually in arrears on February 15 and August 15 of each year, commencing February 15, 2000. Interest will accrue from August 19, 1999. The Notes will mature on August 15, 2007 and are not redeemable prior to their maturity unless certain events occur involving U.S. taxation. See "Description of Notes -- Redemption for Tax Reasons." The Notes will be offered and sold in multiples of U.S. $1,000.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------------
                                                PRICE          UNDERWRITING DISCOUNTS      PROCEEDS TO
                                              TO PUBLIC           AND COMMISSIONS            COMPANY
---------------------------------------------------------------------------------------------------------
Per Note                                   99.273%             .400%                     98.873%
---------------------------------------------------------------------------------------------------------
Total                                      $496,365,000        $2,000,000                $494,365,000
---------------------------------------------------------------------------------------------------------

We will apply to list the Notes on the Luxembourg Stock Exchange.

We expect that delivery of the Notes will be made to investors on or about August 19, 1999, only through The Depository Trust Company, the Euroclear System and Cedelbank.

J.P. MORGAN & CO.
          CHASE SECURITIES INC.
                     GOLDMAN, SACHS & CO.
                               LEHMAN BROTHERS
                                         MERRILL LYNCH & CO.
                                                SALOMON SMITH BARNEY

August 12, 1999

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Directors and Principal Executive Officers of the
  Corporation...............................................   S-3
Capitalization..............................................   S-4
Selected Consolidated Financial Data of the Corporation.....   S-5
Description of Notes........................................   S-7
Certain United States Tax Documentation Requirements........  S-11
United States Taxation of Non-United States Persons.........  S-13
Underwriting................................................  S-14
Listing and General Information.............................  S-16
                            PROSPECTUS
Where You Can Find Additional Information...................     2
The Hertz Corporation.......................................     3
Use of Proceeds.............................................     3
Certain Relationships.......................................     4
Description of Debt Securities..............................     5
Plan of Distribution........................................    18
Legal Opinions..............................................    19
Experts.....................................................    19

     You should only rely on the information contained or incorporated by reference in this prospectus supplement and the prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

     Offers and sales of the Notes are subject to restrictions in relation to the United Kingdom and Japan, details of which are set out in "Underwriting" below. The distribution of this prospectus supplement and prospectus and the offering of the Notes in certain other jurisdictions may also be restricted by law. This prospectus supplement and prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters or any of them to subscribe to or purchase, any of the Notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See "Underwriting."

     In connection with this issue, J.P. Morgan Securities Inc. may over-allot or effect transactions which stabilize or maintain the market price of the Notes at a level which might not otherwise prevail. Such stabilizing, if commenced, may be discontinued at any time.

     This prospectus supplement and prospectus may only be issued or passed on in the United Kingdom to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements)(Exemptions) Order 1996, as amended, or is a person to whom the prospectus supplement and prospectus may otherwise lawfully be issued or passed on. This prospectus supplement and prospectus should not be issued or distributed to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended. See "Underwriting."

     The prospectus supplement and the prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to The Hertz Corporation (the "Corporation"). We accept full responsibility for the accuracy of the information contained in this prospectus supplement, the prospectus and the documents incorporated by reference herein and confirm, having made all reasonable inquiries that to the best of our knowledge and belief there are no other facts the omission of which would make any statement herein and in the documents incorporated by reference misleading in any material respect.

     All references in this prospectus supplement to "U.S. dollars", "dollars", "U.S. $", or "$" are to the currency of the United States of America.

         DIRECTORS AND PRINCIPAL EXECUTIVE OFFICERS OF THE CORPORATION

Frank A. Olson
Chairman of the Board,
Chief Executive Officer and Director

Craig R. Koch
President, Chief Operating Officer and Director

Louis C. Burnett
Director

W. Wayne Booker
Director

Michael T. Monahan
Director

Peter J. Pestillo
Director

John M. Rintamaki
Director

John M. Thompson
Director

Joseph A. Walker
Director

Richard J. Foti
Controller
Brian J. Kennedy,
Executive Vice President, Marketing and Sales

Joseph R. Nothwang
Executive Vice President and General Manager,
Vehicle Rental and Leasing, Americas and Asia Pacific

Gerald A. Plescia
Executive Vice President and President,
Hertz Equipment Rental Corporation

Paul J. Siracusa
Executive Vice President and
Chief Financial Officer

Robert J. Bailey
Senior Vice President, Quality Assurance and Administration

Harold E. Rolfe
Senior Vice President, General Counsel and Secretary

Donald F. Steele
Senior Vice President, Employee Relations

Charles L. Shafer
Vice President and President,
Hertz Europe Limited

Robert H. Rillings
Treasurer

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Corporation as of June 30, 1999 (i) on an actual basis (first column), and (ii) as adjusted (second column) to give effect to the offering of the Notes.

                                                                ACTUAL      AS ADJUSTED
                                                              ----------    -----------
                                                                DOLLARS IN THOUSANDS
The Corporation's Debt:
  Notes payable including commercial paper, etc.............  $2,320,186    $1,820,186
  Promissory notes..........................................   2,893,541     2,893,541
  Notes offered herein......................................          --       500,000
  Junior subordinated promissory notes......................     399,864       399,864
Debt of the Corporation's subsidiaries......................   1,087,246     1,087,246
                                                              ----------    ----------
     Total debt.............................................   6,700,837     6,700,837
                                                              ----------    ----------
Stockholders' equity:
  Class A Common Stock, $0.01 par value, 440,000,000 shares
     authorized, 40,956,658 shares issued...................         410           410
  Class B Common Stock, $0.01 par value, 140,000,000 shares
     authorized, 67,310,167 shares issued...................         673           673
  Additional capital paid-in................................     983,814       983,814
  Unamortized restricted stock grants.......................      (5,648)       (5,648)
  Retained earnings.........................................     577,972       577,972
  Accumulated other comprehensive income....................     (45,736)      (45,736)
  Treasury stock, at cost, 153,039 shares...................      (8,704)       (8,704)
                                                              ----------    ----------
     Total stockholders' equity.............................   1,502,781     1,502,781
                                                              ----------    ----------
     Total Capitalization...................................  $8,203,618    $8,203,618
                                                              ==========    ==========

There has been no material change in the capitalization of the Corporation other than in the normal course of its business since June 30, 1999 to the date of this prospectus supplement.

            SELECTED CONSOLIDATED FINANCIAL DATA OF THE CORPORATION
                            (IN MILLIONS OF DOLLARS)

     The following table presents selected consolidated financial information of the Corporation, which is unaudited for the six months ended June 30, 1999 and 1998, and which is extracted from the audited financial statements for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 and from the Corporation's unaudited Quarterly Report on Form 10-Q for the quarter ended June 30, 1999. The operating results for the six months ended June 30, 1999 and 1998 include all adjustments (consisting only of normal recurring adjustments) that the Corporation considers necessary for a fair presentation of the results for such interim periods. The interim results are not necessarily an indication of the results for the full year. The information in the table and notes thereto should be read in conjunction with the financial statements and the related notes thereto contained in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1998 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

                                  SIX MONTHS ENDED JUNE 30,                        YEARS ENDED DECEMBER 31,
                                  -------------------------   -------------------------------------------------------------------
                                     1999          1998          1998          1997          1996          1995          1994
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                                DOLLARS IN MILLIONS (EXCEPT RATIOS)
INCOME STATEMENT DATA
REVENUES
Car rental......................  $   1,756.6   $   1,648.6   $   3,484.8   $   3,329.9   $   3,161.6   $   2,911.7   $   2,581.2
Industrial and construction
  equipment rental..............        376.6         240.8         631.3         444.5         392.3         332.3         263.1
Car leasing.....................         19.1          18.4          37.5          40.9          35.4          35.6         231.4
Other(a)........................         48.1          39.3          84.7          76.0          79.0         121.0         218.7
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
    Total revenues..............      2,200.4       1,947.1       4,238.3       3,891.3       3,668.3       3,400.6       3,294.4
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
EXPENSES
Direct operating................       1006.5         912.2       1,925.7       1,826.7       1,795.1       1,724.8       1,766.2
Depreciation of revenue earning
  equipment(b)..................        584.9         492.1       1,078.0         979.6         892.7         803.9         702.7
Selling, general and
  administrative................        223.5         212.8         462.9         439.5         425.2         392.5         385.5
Interest, net of interest income
  of $4.8, $5.8, $11.5, $13.8,
  $10.4, $16.8 and $7.2.........        156.5         142.0         306.3         302.2         298.8         307.1         277.2
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
    Total expenses..............      1,971.4       1,759.1       3,772.9       3,548.0       3,411.8       3,228.3       3,131.6
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Income before income taxes......        229.0         188.0         465.4         343.3         256.5         172.3         162.8
Provision for taxes on
  income(c).....................         92.3          77.5         188.4         141.7          97.9          67.1          71.7
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net income......................        136.7         110.5         277.0         201.6         158.6         105.2          91.1
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Earnings Per Share(d)
  Basic.........................  $      1.27   $      1.02   $      2.56   $      1.86   $      1.47   $       .97   $       .84
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
  Diluted.......................  $      1.26   $      1.02   $      2.55   $      1.86   $      1.46   $       .97   $       .84
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Weighted average number of
  shares outstanding
  Basic.........................  107,987,221   108,144,808   108,067,850   108,227,916   108,277,916   108,227,916   108,227,916
  Diluted.......................  108,731,620   108,667,464   108,501,352   108,630,236   108,630,236   108,630,236   108,630,236
Ratio of earnings to fixed
  charges(e)....................          2.1           2.0           2.2           1.9           1.7           1.4           1.4
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                  SIX MONTHS ENDED JUNE 30,                        YEARS ENDED DECEMBER 31,
                                  -------------------------   -------------------------------------------------------------------
                                     1999          1998          1998          1997          1996          1995          1994
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                                DOLLARS IN MILLIONS (EXCEPT RATIOS)
BALANCE SHEET DATA AT END OF
  PERIOD
Total assets....................  $  10,123.3   $   8,740.7   $   8,872.6   $   7,435.5   $   7,649.2   $   6,656.6   $   6,520.8
Total debt......................      6,700.8       5,699.9       5,759.8       4,715.7       5,091.6       4,297.5       4,413.9
Stockholders' equity............      1,502.8       1,226.9       1,393.8       1,196.2         989.4         836.3         735.9
Ratio of total debt to
  stockholders' equity..........          4.5           4.6           4.1           3.9           5.1           5.1           6.0

---------------
(a) Includes fees from licensees (other than expense reimbursement from licensees), revenue from claim management and telecommunications services, and prior to 1995, revenues from a car dealership operation in Europe.

(b) For 1998, 1997, 1996, 1995 and 1994 includes net credits of $17.8 million, $3.3 million, $23.2 million, $6.4 million and $23.0 million, respectively, and for the six months ended June 30, 1999 and 1998 includes a net credit of $10.7 million and a net charge of $5.1 million, respectively, primarily from net proceeds received in excess of book value on the disposal of revenue earning equipment. Effective January 1, 1997 and July 1, 1994, certain estimated useful lives being used to compute the provision for depreciation of revenue earning equipment used in the industrial and construction equipment rental business were increased to reflect changes in the estimated residual values to be realized upon disposal of the equipment. As a result of this change, depreciation of revenue earning equipment for the years 1997, 1995, and 1994 decreased by $10.4 million, $12.0 million and $9.6 million, respectively.

(c) Includes credits of $13.9 million for the year 1996 resulting from adjustments made to tax accruals in connection with tax audit evaluations and the effects of prior years' tax-sharing arrangements between the Corporation and its former parent companies, UAL Corporation and RCA Corporation. For the year 1995, includes $6.5 million of credits relating to foreign taxes which were offset against U.S. income tax liabilities.

(d) The basic and diluted earnings per share for the years ended December 31, 1996, 1995, and 1994 assumes that the weighted average shares outstanding during 1997 were outstanding for the corresponding periods in 1996, 1995 and 1994.

(e) Earnings have been calculated by adding interest expense and the portion of rentals estimated to represent the interest factor to income before income taxes. Fixed charges include interest charges (including capitalized interest) and the portion of rentals estimated to represent the interest factor.

                              DESCRIPTION OF NOTES

GENERAL

     The Corporation will issue the Notes as a series of Senior Debt Securities under the Indenture, dated as of December 1, 1994 (the "Indenture") between the Corporation and First Union National Bank (formerly First Fidelity Bank, National Association), as Trustee (the "Trustee"). The Indenture is more fully described in the accompanying Prospectus.

     The Corporation will pay interest on the Notes at the annual rate of 7 5/8% on February 15 and August 15 of each year, commencing February 15, 2000. The Notes will mature on August 15, 2007 and are not redeemable prior to their maturity unless certain events occur involving U.S. taxation. The Notes will not have the benefit of any sinking fund. Holders of the Notes do not have any right to elect an early payment of the Notes.

     The Corporation may, without the consent of the holders of the Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional notes, together with the Notes, will constitute a single series of Notes under the Indenture. No additional notes may be issued if an Event of Default has occurred with respect to the Notes.

BOOK-ENTRY SYSTEM

     The Notes will be offered and sold in principal amounts of U.S.$1,000 or multiples thereof. The Notes will be issued in the form of one or more fully registered Global Notes (the "Global Notes") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository" or "DTC") and registered in the name of Cede & Co., the Depository's nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository. Investors may elect to hold interests in the Global Notes through either the Depository or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") or Cedelbank, if they are participants of such systems, or indirectly through organizations which are participants in such systems. Euroclear and Cedelbank will hold interests on behalf of their participants through customers' securities accounts in Euroclear's and Cedelbank's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depository. The Chase Manhattan Bank will act as depositary for Euroclear, and Citibank, N.A. will act as depositary for Cedelbank (in such capacities, the "U.S. Depositaries"). Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

     Euroclear advises that it was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. the Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the

Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

     Cedelbank advises that it is incorporated under the laws of Luxembourg as a professional depositary. Cedelbank holds securities for its participating organizations ("Cedelbank Participants") and facilitates the clearance and settlement of securities transactions between Cedelbank Participants through electronic book-entry changes in accounts of Cedelbank Participants, thereby eliminating the need for physical movement of certificates. Cedelbank provides to Cedelbank Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedelbank interfaces with domestic markets in several countries. As a professional depositary, Cedelbank is subject to regulation by the Luxembourg Monetary Institute. Cedelbank Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Cedelbank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedelbank Participant, either directly or indirectly.

     Distributions with respect to the Notes held beneficially through Cedelbank will be credited to cash accounts of Cedelbank Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Cedelbank.

     Holders of the Notes will be able to receive payments on, and effect transfers of, the Notes at the offices of Banque Generale de Luxembourg, or its successor as paying agent in Luxembourg with respect to the Notes. The Corporation has appointed Banque Generale de Luxembourg as paying agent and transfer agent in Luxembourg (the "Luxembourg Paying and Transfer Agent") with respect to the Notes in definitive form, and as long as the Notes are listed on the Luxembourg Stock Exchange, the Corporation will maintain a paying agent and transfer agent in Luxembourg and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "-- Notice to Holders".

     Individual certificates in respect of Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If Euroclear, Cedelbank or DTC notifies the Corporation that it is unwilling or unable to continue as a clearing system in connection with the Global Notes or, in the case of DTC only, DTC ceases to be a clearing agency registered under the Exchange Act, and in each case a successor clearing system is not appointed by the Corporation within 90 days after receiving such notice from Euroclear, Cedelbank or DTC or on the Corporation's becoming aware that DTC is no longer so registered, the Corporation will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such Global Notes upon delivery of such Global Notes for cancellation.

     Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Euroclear, Cedelbank or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Euroclear and within Cedelbank and between Euroclear and Cedelbank in accordance with procedures established for these purposes by Euroclear and

Cedelbank. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes between Euroclear and Cedelbank and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Cedelbank and DTC.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with Depository rules and will be settled in immediately available funds using the Depository's Same-Day Funds Settlement System. Secondary market trading between Euroclear Participants and/or Cedelbank Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Cedelbank and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through the Depository on the one hand, and directly or indirectly through Euroclear or Cedelbank Participants, on the other, will be effected in the Depository in accordance with the Depository rules on behalf of the relevant European international clearing system by its U.S. Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in the Depository, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. Euroclear Participants and Cedelbank Participants may not deliver instructions directly to their respective U.S. Depositaries.

     Because of time-zone differences, credits of Notes received in Euroclear or Cedelbank as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the Depository settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear or Cedelbank Participants on such business day. Cash received in Euroclear or Cedelbank as a result of sales of Notes by or through a Euroclear Participant or Cedelbank Participant to a DTC Participant will be received with value on the Depository settlement date but will be available in the relevant Euroclear or Cedelbank cash account only as of the business day following settlement in the Depository.

     Although the Depository, Euroclear and Cedelbank have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of the Depository, Euroclear and Cedelbank, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

PAYMENT OF ADDITIONAL AMOUNTS

     The Corporation will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by the Corporation or a paying agent of the principal of and interest on the Notes to a holder who is a non-United States person (as defined below), after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable, provided, however, that the foregoing obligation to pay additional amounts shall not apply:

          (1) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

             (a) being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

             (b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

             (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax; or

             (d) being or having been a "10-percent shareholder" of the Corporation as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision;

          (2) to any holder that is not the sole beneficial owner of the Notes, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

          (3) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such Notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

          (4) to a tax, assessment or government charge that is imposed otherwise than by withholding by the Corporation or a paying agent from the payment;

          (5) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

          (6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

          (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Notes, if such payment can be made without such withholding by any other paying agent, or;

          (8) in the case of any combination of items (1), (2), (3), (4), (5),
     (6) and (7).

     The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "-- Payment of Additional Amounts" and under the heading "-- Redemption for Tax Reasons" the Corporation shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

     As used under this heading "-- Payment of Additional Amounts" and under the headings "--Redemption for Tax Reasons", "Certain United States Tax Documentation Requirements" and "United States Taxation of Non-United States Persons" the term "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction. "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), any estate the income of which is subject to

United States federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons will also be a United States person. "Non-United States person" means a person who is not a United States person.

REDEMPTION FOR TAX REASONS

     If (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, the Corporation becomes or will become obligated to pay additional amounts as described herein under the heading "Payment of Additional Amounts" or (b) any act is taken by a taxing authority of the United States on or after the date of this prospectus supplement, whether or not such act is taken with respect to the Corporation or any affiliate, that results in a substantial probability that the Corporation will or may be required to pay such additional amounts, then the Corporation may, at its option, redeem, as a whole, but not in part, the Notes on not less than 30 nor more than 60 days' prior notice at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption; provided that the Corporation determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, not including substitution of the obligor under the Notes. No redemption pursuant to (b) above may be made unless the Corporation shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that it will or may be required to pay the additional amounts described herein under the heading "Payment of Additional Amounts" and the Corporation shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion the Corporation is entitled to redeem the Notes pursuant to their terms.

APPLICABLE LAW

     The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York, United States of America.

NOTICE TO HOLDERS

     Notices to holders of the Notes will be published in newspapers in The City of New York, in London, and, so long as the Notes are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times and in Luxembourg in the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.

              CERTAIN UNITED STATES TAX DOCUMENTATION REQUIREMENTS

     A beneficial owner of the Notes will generally be subject to the 30% United States federal withholding tax that generally applies to payments of interest on a registered form debt obligation issued by a United States person, unless one of the following steps is taken to obtain an exemption from or reduction of the tax:

EXEMPTION FOR NON-UNITED STATES PERSONS (IRS FORM W-8 OR W-8BEN)

     A beneficial owner of the Notes that is a non-United States person (other than certain persons that are related to the Corporation through stock ownership as described in clauses (x)(a) and (b) of Paragraph (i) under the "United States Taxation of Non-United States Persons -- Income and Withholding Tax") can obtain an exemption from the withholding tax by providing a properly completed IRS Form W-8 (Certificate of Foreign Status) or IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). Copies of IRS Form W-8 or W-8BEN may be obtained from the Luxembourg listing agent.

EXEMPTION FOR NON-UNITED STATES PERSONS WITH EFFECTIVELY CONNECTED INCOME (IRS FORM 4224 OR W-8ECI)

     A beneficial owner of the Notes that is a non-United States person, including a non-United States corporation or bank with a United States branch, that conducts a trade or business in the United States with which interest income on the Notes is effectively connected, can obtain an exemption from the withholding tax by providing a properly completed IRS Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) or IRS Form W-8ECI (Certificate of Foreign Person's Claim for Exemption From Withholding on Income Effectively Connected With the Conduct of a Trade or Business in the United States).

EXEMPTION OR REDUCED RATE FOR NON-UNITED STATES PERSONS ENTITLED TO THE BENEFITS OF A TREATY
(IRS FORM 1001)

     A beneficial owner of the Notes that is a non-United States person entitled to the benefits of an income tax treaty to which the United States is a party can obtain an exemption from or reduction of the withholding tax (depending on the terms of the treaty) by providing a properly completed IRS Form 1001 (Ownership, Exemption or Reduced Rate Certificate).

EXEMPTION FOR UNITED STATES PERSONS (IRS FORM W-9)

     A beneficial owner of the Notes that is a United States person can obtain a complete exemption from the withholding tax by providing a properly completed IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

UNITED STATES FEDERAL INCOME TAX REPORTING PROCEDURE

     A beneficial owner of the Notes, or, in the case of IRS Forms 1001, 4224 and W-8ECI, its agent, is required to submit the appropriate IRS Form under applicable procedures to the person through which the owner directly holds the Notes. For example, if the beneficial owner is listed directly on the books of Euroclear or Cedelbank as the holder of the Notes, the IRS Form must be provided to Euroclear or Cedelbank, as the case may be. Each other person through which the Notes are held must submit, on behalf of the beneficial owner, the IRS Form (or in certain cases a copy thereof) under applicable procedures to the person through which it holds the Notes, until the IRS Form is received by the United States person who would otherwise be required to withhold United States federal income tax from interest on the Notes. For example, in the case of Notes held through Euroclear or Cedelbank, the IRS Form (or a copy thereof) must be received by the U.S. Depositary of such clearing agency. Applicable procedures include additional certification requirements, described in clause (x)(c)(B) of paragraph (i) under "United States Taxation of Non-United States
Persons -- Income and Withholding Tax", if a beneficial owner of the Notes provides an IRS Form W-8 or W-8BEN to a securities clearing organization, bank or other financial institution that holds the Notes on its behalf.

     Regulations recently issued by the IRS, which will be effective for payments made after December 31, 2000, make certain modifications to the certification procedures applicable to non-United States persons. Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.

     Each holder of the Notes that is not a United States person should be aware that if it does not properly provide the required IRS Form, or if the IRS Form (or, if permissible, a copy of such Form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the Notes may be subject to United States withholding tax at a 30% rate and the holder (including the beneficial owner) will not be entitled to any additional amounts from the Corporation described under the heading "Description of the Notes -- Payment of Additional Amounts" with respect to such tax. Such tax, however, may in certain circumstances be allowed as a refund or as a credit against such holder's United States federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to non-United States holders of the Notes. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of the Notes.

              \UNITED STATES TAXATION OF NON-UNITED STATES PERSONS

INCOME AND WITHHOLDING TAX

     Under United States federal tax law as of the date of this prospectus supplement, and subject to the discussion of backup withholding below:

          (i) payments of principal and interest on the Notes that are beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest, (x)(a) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Corporation entitled to vote, (b) the beneficial owner is not a controlled foreign corporation that is related to the Corporation through stock ownership, and (c) either (A) the beneficial owner of the Notes certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Notes certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (y) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the Notes or such owner's agent provides an IRS Form 1001 claiming the exemption; or (z) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Notes or such owner's agent provides an IRS Form 4224 or W-8ECI, provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;

          (ii) a non-United States person will not be subject to United States federal income tax on any gain realized on the sale, exchange or redemption of the Notes unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

          (iii) the Notes owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Corporation entitled to vote and the income on the Notes would not have been effectively connected with a U.S. trade or business of the individual.

     Interest on the Notes that is effectively connected with the conduct of a trade or business in the United States by a holder of the Notes who is a non-United States person, although exempt from United States withholding tax, may be subject to United States income tax as if such interest were earned by a United States person.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to payments of principal and interest made on the Notes and the proceeds of the sale of the Notes within the United States to non-corporate holders of the Notes, and "backup withholding" at a rate of 31% will apply to such payments if the holder fails to provide an accurate taxpayer identification number in the manner required or to report all interest and dividends required to be shown on its federal income tax returns.

     Information reporting on IRS Form 1099 and backup withholding will not apply to payments made by the Corporation or a paying agent to a non-United States person on the Notes if, in the case of interest, the

IRS Form described in clause (y) or (z) in paragraph (i) under "-- Income and Withholding Tax" has been provided under applicable procedures, or, in the case of interest or principal, the certification described in clause (x)(c) in paragraph (i) under "-- Income and Withholding Tax" and a certification that the beneficial owner satisfies certain other conditions have been supplied under applicable procedures, provided that the payor does not have actual knowledge that the certifications are incorrect.

     Payments of the proceeds from the sale of the Notes made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of the Notes to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

     Regulations recently issued by the IRS, which will be effective for payments made after December 31, 2000, make certain modifications to the certification procedures applicable to non-United States persons. Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.

     Backup withholding is not a separate tax, but is allowed as a refund or credit against a holder's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

     Interest on the Notes beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

                                  UNDERWRITING

     The Corporation and the underwriters for the offering named below have entered into an underwriting agreement and a pricing agreement with respect to the Notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of Notes indicated in the following table. The underwriters have agreed to purchase all of the Notes, if any are purchased.

                                                              PRINCIPAL AMOUNT
                        UNDERWRITER                               OF NOTES
                        -----------                           ----------------
J.P. Morgan Securities Inc. ................................    $250,000,000
Chase Securities Inc. ......................................      50,000,000
Goldman, Sachs & Co. .......................................      50,000,000
Lehman Brothers Inc. .......................................      50,000,000
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................      50,000,000
Salomon Smith Barney Inc. ..................................      50,000,000
                                                                ------------
          Total.............................................    $500,000,000
                                                                ============

     We have been advised by the underwriters that the underwriters propose to offer the Notes to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of .25% of the principal amount of the Notes, that the underwriters may allow, and such dealers may reallow, a concession not in excess of .15% of such principal amount on sales to certain other dealers, and that after the initial public offering the public offering price and such concessions may be changed by the underwriters.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Notes are offered for sale in those jurisdictions in the United States, Europe, and Asia where it is legal to make such offers.

     The underwriters have agreed that they will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will to the best knowledge and belief of each underwriter result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on the Corporation except as set forth in the underwriting agreement and the pricing agreement.

     The Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the "Securities and Exchange Law"). The underwriters have agreed that they have not offered or sold, and will not offer or sell, directly or indirectly, any of the Notes in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan unless an exemption from the registration requirements of the Securities and Exchange Law is available and they are in compliance with the other relevant laws, regulations and ministerial guidelines of Japan.

     The underwriters have represented and agreed that (1) they have not offered or sold and prior to the date six months after the date of issue of the Notes will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended); (2) they have complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by them in relation to the Notes in, from or otherwise involving the United Kingdom; and (3) they have only issued or passed on and will only issue or pass on in the United Kingdom any document received by them in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements)(Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on.

     Although application has been made to list the Notes on the Luxembourg Stock Exchange, a listing may not be obtained. In addition, the Notes are a new issue of securities with no established trading market. The Corporation has been advised by the underwriters that they intend to make a market in the Notes, but that they are not obligated to do so and may discontinue such market-making at any time without notice.

     Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

     In connection with the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may overallot in connection with the offering of the Notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, Notes in the open market to cover syndicate shorts or to stabilize the price of the Notes. Finally, the underwriting syndicate may reclaim settling concessions allowed for distributing the Notes in the offering of the Notes, if the syndicate repurchases previously distributed Notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

     It is expected that delivery of the Notes will be made against payment therefor on or about August 19, 1999, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being herein referred to as "T+5"). Purchasers of Notes should note that the ability to settle secondary market trades of the Notes effected on the date of pricing and the succeeding business days may be affected by the T+5 settlement.

     In the ordinary course of their respective businesses, the underwriters and their respective affiliates have engaged and may in the future engage in investment banking and/or commercial and banking transactions with the Corporation and its affiliates.

                        LISTING AND GENERAL INFORMATION

     1. Application has been made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, the Restated Certificate of Incorporation, as amended, and By-Laws of the Corporation and a legal notice (Notice Legale) relating to the issuance of the Notes will have been deposited prior to listing with the Chief Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg), where these documents may be examined and copies may be obtained on request.

     2. Copies of the Restated Certificate of Incorporation, as amended, and By-Laws of the Corporation, annual, quarterly and current reports of the Corporation, the Indenture, the prospectus, and the legal notice relating to the issuance of the Notes will be available for inspection at the office of the Paying Agent in Luxembourg during the term of the Notes and so long as any of the Notes are listed on the Luxembourg Stock Exchange. In addition, copies of these reports may be obtained at the Luxembourg Paying and Transfer Agent's office.

     3. The independent public accountants of the Corporation are PricewaterhouseCoopers LLP.

     4. The Notes will be issued pursuant to resolutions of the Board of Directors of the Corporation dated June 11, 1999, and a resolution of the Special Committee of the Board of Directors of the Corporation, approved on August 12, 1999.

     5. Save as disclosed in this prospectus supplement, the prospectus, and the documents incorporated by reference herein, there has been no material adverse change in the consolidated financial position of the Corporation since the date of the last audited financial statements.

     The Corporation is not involved in, and has no knowledge of any threat of, any litigation, administrative proceedings or arbitration which is or may be material in the context of the issue of the Notes.

     6. The Notes have been accepted for clearance through Euroclear and Cedelbank. The common code assigned to the Notes is 010113504. The Intentional Security Identification Number (ISIN) allocated to the Notes is US428040BN80. The CUSIP number is 428040BN8. With the exception of the T+5 settlement cycle described under "Underwriting", transactions will normally be effected for settlement not earlier than three days after the date of the transaction.

PROSPECTUS

                                                                    [HERTZ LOGO]

                             THE HERTZ CORPORATION

                            ------------------------

                                DEBT SECURITIES

     We may offer from time to time by means of this prospectus up to $1,500,000,000 principal amount of our unsecured debt securities. These securities may be senior, senior subordinated or junior subordinated in priority of payment. The specific terms will be determined at the time of sale. We may issue the securities in one or more series, with the same or various maturities, at or above par or with original issue discount, and in fully registered or book-entry form.
                             PROSPECTUS SUPPLEMENT

     A supplement to this prospectus for each offering of securities will contain the specific information and terms for that offering.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

     Our principal executive offices are located at 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713. Our telephone number is (201) 307-2000.

     We may offer the securities directly or through underwriters, agents or dealers. The Supplement for an Offering of securities will describe the plan of distribution for that offering. See also "Plan of Distribution" below for additional information.

                                 JUNE 11, 1999

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy our filed reports, proxy statements and other information at the SEC's Public Reference Rooms at (a) 450 Fifth Street, N.W., Washington, D.C. 20549;
(b) Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and (c) Seven World Trade Center, New York, New York 10048. You can also request copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Rooms. Our SEC filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Information about our company is also available to the public from our website (http://www.hertz.com).

     We have filed a registration statement on Form S-3 with the SEC covering the securities described in this prospectus. For further information about us and those securities, you should refer to our registration statement and its exhibits. We have summarized certain key provisions of contracts and other documents that we refer to in this prospectus. Because a summary may not contain all the information that is important to you, you should review the full text of the document. We have included copies of these documents as exhibits to our registration statement.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document that we file with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and supersede any information that is already on file . We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until we sell all of the securities.

     - Our Annual Report on Form 10-K for the fiscal year ended December 31,
       1998;

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;
       and

     - Our Current Reports on Form 8-K dated January 21, 1999, February 5, 1999, March 24, 1999, April 15, 1999, April 28, 1999 and May 20, 1999.

     You may request a copy of these filings (other than exhibits) at no cost, by writing or telephoning us at 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713, (201) 307-2000.

     You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with any other information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of the document.

                             THE HERTZ CORPORATION

     We and our affiliates and independent licensees operate what we believe is the largest car rental business in the world based upon revenues and volume of rental transactions and one of the largest industrial and construction equipment rental businesses in the United States based upon revenues. Our "Hertz" brand name is recognized worldwide as a leader in quality rental and leasing services and products. We and our affiliates and independent licensees, rent and lease cars and light trucks, rent industrial and construction equipment and operate our other businesses from over 6,000 locations throughout the United States and about 140 foreign countries and jurisdictions.

     Ford Motor Company ("Ford") beneficially owns (i) 49.6% of our outstanding Class A Common Stock (which has one vote per share) and (ii) 100% of our outstanding Class B Common Stock (which has five votes per share). The common stock beneficially owned by Ford represents in the aggregate 94.5% of the combined voting power of all of our outstanding common stock. Accordingly, Ford is able to direct the election of all of the members of our Board of Directors and to exercise a controlling influence over our business and affairs.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Debt Securities will be added to our general funds. We anticipate that the proceeds will be used for general corporate purposes, potential acquisitions and to reduce short-term borrowings. We expect to issue additional long-term and short-term debt. You should expect the proportionate amounts of each to vary from time to time as a result of our business requirements, market conditions and other factors.

                             CERTAIN RELATIONSHIPS

     In February 1997, Ford extended to us a line of credit of $500 million which currently expires June 30, 2000. This line of credit has an evergreen feature that provides on an annual basis for automatic one-year extensions of the expiration date, unless timely notice is provided by Ford at least one year prior to the then scheduled expiration date. At December 31, 1998, we had $250 million of outstanding loans from Ford.

     Over the three years ended December 31, 1998, on a weighted average basis, approximately 64% of the cars acquired by us for our U.S. car rental fleet, and approximately 23% of the cars that we acquired for our international fleet, were manufactured by Ford. During 1998, approximately 63% of the cars that we acquired domestically were manufactured by Ford. The percentage of Ford cars that we acquired for our U.S. car rental fleet is expected to remain at these or higher levels in the future. In 1998, approximately 26% of the cars that we acquired for our international fleet were manufactured by Ford, which represented the largest percentage of any automobile manufacturer in that year. See Note 9 to the "Notes to Consolidated Financial Statements" in our Annual Report on Form 10-K for the year ended December 31, 1998.

     We have entered into a car supply agreement with Ford (the "Car Supply Agreement"). The Car Supply Agreement commenced on September 1, 1997 for a period of ten years. Under the Car Supply Agreement, we have agreed with Ford to negotiate in good faith on an annual basis with respect to the supply of cars. Ford has agreed to supply to us and we have agreed to purchase from Ford, for each car model year during the term of the agreement (i.e., the 1998 model year through the 2007 model year), (a) the lesser of 150,000 cars or 55% of our fleet requirements for our car rental business conducted in the United States; (b) 35% of our fleet requirements for our car rental business conducted in Europe; and
(c) 55% of our fleet requirements for our car rental business conducted other than in the United States and Europe. For each model year, at least 50% of the cars supplied by Ford are required to be non-risk cars. The Car Supply Agreement also provides that, for each model year, Ford must strive to offer car fleet programs to us on terms and conditions that are competitive with terms and conditions for the supply of cars then being offered by other automobile manufacturers to us and other daily car rental companies. In addition, for each model year, Ford must supply cars to us on terms and conditions that are no less favorable than those offered by Ford to other daily car rental companies, excluding franchised Ford vehicle dealers who rent cars.

     We have entered into a joint advertising agreement with Ford (the "Joint Advertising Agreement"). The Joint Advertising Agreement commenced on September 1, 1997 for a period of ten years. Under the Joint Advertising Agreement, Ford has agreed to pay us one-half of our advertising costs, up to a limit of $39 million for the first year and, for each year thereafter, a limit equal to the prior year's limit adjusted for inflation, subject to a ceiling. In addition, if for any fiscal year, one-half of our advertising costs exceed such limit and we have purchased from Ford a percentage of our car fleet requirements for our car rental business conducted in the United States for the corresponding model year (the "Ford Vehicle Share") equal to 58% or more, then Ford will pay to us additional amounts for such excess advertising costs. To be eligible for cost reimbursement under the Joint Advertising Agreement, the advertising must meet certain conditions, including the condition that it indicates that we feature Ford vehicles in a manner and with a prominence that is reasonably satisfactory to Ford. The Joint Advertising Agreement further provides that if the Ford Vehicle Share for any model year is less than 55%, Ford will not be obligated to pay us any amount for our advertising costs for that year, except to the extent that our failure to achieve a 55% Ford Vehicle Share is attributable to (a) Ford's failure to supply a sufficient quantity of cars for us to achieve a 55% Ford Vehicle Share or (b) the fact that the terms and conditions of Ford's car fleet programs offered to us were not competitive with the terms and conditions for the supply of cars offered by other automobile manufacturers to us and other daily car rental companies. In no event, however, will Ford be required to pay any amount for our advertising costs for any year if the Ford Vehicle Share for the corresponding model year is less than 40%.

     See "The Hertz Corporation" above for information relating to Ford's controlling influence over our business and affairs. See also the "Notes to Consolidated Financial Statements" in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1998 for additional information relating to transactions involving Ford and us.

                         DESCRIPTION OF DEBT SECURITIES

     We will issue the Senior Debt Securities under an indenture, dated as of December 1, 1994 (the "Senior Indenture"), between us and First Union National Bank (formerly First Fidelity Bank, National Association), as Trustee (the "Senior Trustee"). We will issue the Senior Subordinated Debt Securities under an indenture, dated as of June 1, 1989 (the "Senior Subordinated Indenture"), between us and The Bank of New York, as Trustee (the "Senior Subordinated Trustee"). We will issue the Junior Subordinated Debt Securities under an indenture, dated as of July 1, 1993 (the "Junior Subordinated Indenture"), between us and Citibank, N.A., as trustee (the "Junior Subordinated Trustee"). The Senior Subordinated Indenture and the Junior Subordinated Indenture are referred to in this prospectus collectively as the "Subordinated Indentures," the Senior Subordinated Debt Securities and the Junior Subordinated Debt Securities are referred to in this prospectus collectively as the "Subordinated Debt Securities," and the Senior Subordinated Trustee and the Junior Subordinated Trustee are referred to in this prospectus collectively as the "Subordinated Trustees."

     For more information you should refer to the Senior Indenture, the Senior Subordinated Indenture and the Junior Subordinated Indenture that we have filed as exhibits to the Registration Statement of which this prospectus forms a part. The Senior Indenture, the Senior Subordinated Indenture and the Junior Subordinated Indenture are sometimes referred to collectively as the "Indentures" and the Senior Trustee, the Senior Subordinated Trustee and the Junior Subordinated Trustee are sometimes referred to collectively as the "Trustees."

     The following summaries of certain provisions of the Indentures are not complete and are subject to and are qualified in their entirety by reference to all the provisions of the Indentures, including the definitions contained in the Indentures of certain terms. References to Sections apply to each Indenture, except:

     - references to sections included under the caption "Subordination of Senior Subordinated Debt Securities" apply to the Senior Subordinated Indenture only,

     - references to sections included under the caption "Subordination of Junior Subordinated Debt Securities" apply to the Junior Subordinated Indenture only,

     - references to sections included under the caption "Certain
       Covenants -- Dividend Restrictions and Limitations on Certain Loans and Advances" apply to the Subordinated Indentures only, and

     - as otherwise expressly provided.

The following sets forth certain general terms and provisions of the Senior Debt Securities, the Senior Subordinated Debt Securities and the Junior Subordinated Debt Securities (together the "Debt Securities") offered in this prospectus. Further terms of the Debt Securities shall be set forth in applicable prospectus supplements.

GENERAL

     The Debt Securities to be offered by this prospectus are limited to $1,500,000,000 in aggregate principal amount. However, the Indentures do not limit the amount of Debt Securities which we can issue and provide that we can issue additional securities under the Indentures up to the aggregate principal amount which we may authorize from time to time. (Section 301)

     While the covenants contained in each Indenture may provide limited protection to debt holders in the event of a highly leveraged transaction involving us, the Indentures do not prohibit the incurrence of additional Senior, Senior Subordinated or Junior Subordinated Debt. Subject to certain exceptions described below under "Limitations on Secured Debt," outstanding Debt Securities and other qualified indebtedness shall be secured equally and ratably, subject to applicable priorities of payment, with any additional Secured Debt incurred by us. (Section 1004) Unless otherwise indicated in the applicable prospectus supplement, the Debt Securities will not have the benefit of any covenant requiring redemption or repurchase of the Debt Securities by us, or adjustment to any terms of the Debt Securities, upon any change in control or recapitalization that we may undergo.

     You should refer to the applicable prospectus supplement for the following terms of the particular series of Debt Securities being offered:

      1. the designation and any limitation on the aggregate principal amount of the series;

      2. whether the securities are Senior Debt Securities, Senior Subordinated Debt Securities, or Junior Subordinated Debt Securities;

      3. the currency or currencies for which Debt Securities may be purchased and currency or currencies in which principal and any interest may be payable;

      4. if the currency for which Debt Securities may be purchased or in which principal and any interest may be payable is at the purchaser's election, the manner in which such an election may be made;

      5. the percentage of principal amount at which the series will be issued;

      6. the date or dates on which the principal of the series will be payable;

      7. the rate or rates per annum, if any, at which the series will bear interest or the method of calculating the rate or rates per annum;

      8. the date or dates from which any interest will accrue and the times at which any interest will be payable;

      9. the place or places where the principal and interest, if any, on Debt Securities of the series shall be payable;

     10. the terms, if any, on which Debt Securities of the series may be redeemed at our option;

     11. our obligation, if any, to redeem, purchase or repay Debt Securities of the series;

     12. the minimum denomination in which Debt Securities of the series will be issued;

     13. if other than the principal amount, the portion of the principal amount of the Debt Securities of the series that will be payable upon a declaration of acceleration of the maturity of the Debt Securities;

     14. whether the Debt Securities of the series may be issuable in the form of one or more global securities; and

     15. any other special terms.

     We may issue Debt Securities as discounted Debt Securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Debt Securities will be described in the applicable prospectus supplement.

     We will issue the Debt Securities only in registered form without coupons, and the Debt Securities will be our unsecured obligations. The Senior Debt Securities will rank on a parity with other senior debt securities of ours. The Senior Subordinated Debt Securities will rank on a parity with our other senior subordinated debt securities and be subordinated in right of payment to the prior payment in full of our Senior Indebtedness (as defined in the Senior Subordinated Indenture), as described below under "Subordination of Senior Subordinated Debt Securities." The Junior Subordinated Debt Securities will rank on a parity with our other junior subordinated debt securities and be subordinated in right of payment to the prior payment in full of our Senior Indebtedness (as defined in the Junior Subordinated Indenture). When used in connection with Junior Subordinated Debt Securities, Senior Indebtedness includes Senior Debt Securities and Senior Subordinated Debt Securities, as described under "Subordination of Junior Subordinated Debt Securities."

     Unless otherwise provided in the applicable prospectus supplement relating to a particular series of Debt Securities, principal, premium, if any, and interest, if any, will be payable at an office or agency to be maintained by us in such place or places described in the applicable prospectus supplement. We currently contemplate this place to be in The City of New York, except that, at our option, interest may be paid by check mailed to the person entitled to the interest. You may present the Debt Securities to the corporate trust office of the applicable

Trustee for registration of transfer or exchange. Senior Debt Securities of any series subject to repayment prior to their stated maturity at the option of the Holder may be so repaid by submitting the appropriate form to the place of payment specified in the terms of the debt security and as provided in the applicable prospectus supplement. You may exchange Debt Securities of a particular series for a like aggregate amount of Debt Securities of such series of other authorized denominations without service charge, except for any tax or other governmental charge that may be imposed. (Sections 301, 302, 305 and 1002)

BOOK-ENTRY

     If so indicated in the applicable prospectus supplement, upon issuance, all Debt Securities will be represented by one or more fully registered global securities (the "Global Notes"). In any such case, The Depository Trust Company (the "Depository"), New York, New York, will act as securities depository for the issue of Debt Securities. These Debt Securities will be issued as fully-registered Global Notes registered in the name of Cede & Co., which is the Depository's partnership nominee. One fully-registered Global Note will be issued for each issue of Debt Securities, in the aggregate principal amount of the issue, and will be deposited with the Depository; provided, however, that if the aggregate principal amount of any issue exceeds $200 million, one Global Note will be issued with respect to each $200 million of principal amount and an additional Global Note will be issued with respect to any remaining principal amount of the issue.

     The Depository has advised us as follows:

          The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depository holds securities that its participants ("Participants") deposit with the Depository. The Depository also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depository is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the Depository's book-entry system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depository and its Participants are on file with the Securities and Exchange Commission.

          Purchases of Debt Securities represented by one or more Global Notes under the Depository's book-entry system must be made by or through Participants, which will receive a credit for the Debt Securities on the Depository's records. The ownership interest of each actual purchaser of each Debt Security (a "Beneficial Owner") is in turn to be recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depository of their purchases, but each Beneficial Owner is expected to receive written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debt Securities will be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in any Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

          To facilitate subsequent transfers, all Debt Securities represented by one or more Global Notes deposited by Participants with the Depository will be registered in the name of Cede & Co. The deposit of one or more Global Notes with the Depository and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depository will have no knowledge of the actual Beneficial Owners of any Debt Securities represented by Global Notes; the Depository records will reflect only the identity of the Participants to whose accounts the Debt Securities represented by any Global Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by the Depository to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Neither the Depository nor Cede & Co. will consent or vote with respect to any Debt Securities represented by one or more Global Notes.

          Principal and interest payments on the Debt Securities represented by one or more Global Notes will be made to the Depository. The Depository's practice is to credit Participants' accounts on the payable date in accordance with their respective holdings shown on the Depository's records unless the Depository has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depository, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depository will be our responsibility, disbursement of such payments to Participants shall be the responsibility of the Depository, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Participants and Indirect Participants.

          The Depository may discontinue providing its services as securities depository with respect to any issue of Debt Securities represented by one or more Global Notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depository is not obtained, definitive certificates representing Debt Securities will be required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through the Depository (or a successor securities depository). In such event definitive certificates representing Debt Securities will be printed and delivered.

          Management at the Depository is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The Depository has informed its Participants, Indirect Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions, (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within the Depository, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depository's plan includes a testing phase, which is expected to be completed within appropriate time frames.

          However, the Depository's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as the Depository's Participants, Indirect Participants and third party vendors from whom the Depository licenses software and hardware, and third party vendors on whom the Depository relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depository has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom the Depository acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the Depository is in the process of developing such contingency plans as it deems appropriate.

          According to the Depository, the foregoing information with respect to the Depository has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     The information in this section concerning the Depository's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

SUBORDINATION OF SENIOR SUBORDINATED DEBT SECURITIES

     Payment of the principal of, premium, if any, and interest on the Senior Subordinated Debt Securities is expressly subordinated in right of payment, as set forth in the Senior Subordinated Indenture, to payment when due of all our Senior Indebtedness, as the term is defined with respect to the Senior Subordinated Debt Securities. (Section 1401) "Senior Indebtedness" is used under this caption "Subordination of Senior Subordinated Debt Securities" as defined in the Senior Subordinated Indenture. "Senior Indebtedness" is defined in the Senior Subordinated Indenture as

     (a) our outstanding indebtedness listed on Schedule A to the Senior Subordinated Indenture,

     (b) any promissory notes (other than any referred to in the foregoing clause (a)) issued by us pursuant to any agreement between us and any bank or banks and any commercial paper issued by us,

     (c) all indebtedness incurred by us after the date of the Senior Subordinated Indenture for money borrowed which is, in our discretion, specifically designated by us as superior to our subordinated debt (senior debt) in the instruments evidencing said indebtedness at the time of the issuance of such indebtedness,

     (d) all indebtedness previously incurred by us outstanding at the date of the Senior Subordinated Indenture for money borrowed which is, in our discretion, specifically designated by us as Senior Indebtedness for the purposes of the Senior Subordinated Indenture at the date of the Senior Subordinated Indenture (all of such indebtedness is set forth on Schedule B attached to the Senior Subordinated Indenture),

     (e) our indebtedness for money borrowed from or guaranteed to persons, firms or corporations which engage in lending money, including, without limitation, banks, trust companies, insurance companies and other financing institutions and charitable trusts, pension trusts and other investing organizations, evidenced by notes or similar obligations, unless such indebtedness shall, in the instrument evidencing the same, be specifically designated as not being superior to the Senior Subordinated Debt Securities and

     (f) any amendments, modifications, supplements, deferrals, renewals or extensions of any such Senior Indebtedness. (Section 101)

     No payment on account of principal, premium, if any, sinking fund, or interest on the Senior Subordinated Debt Securities may be made, nor may any of our property or assets be applied to the purchase or other acquisition or retirement of the Senior Subordinated Debt Securities, unless full payment of amounts then due for principal, premium, if any, sinking fund, and interest on Senior Indebtedness has been made or duly provided for in money or money's worth. No payment by us on account of principal, premium, if any, sinking fund, or interest on the Senior Subordinated Debt Securities may be made, nor may any of our property or assets be applied to the purchase or other acquisition or retirement of the Senior Subordinated Debt Securities, if, at the time of such payment or application or immediately after giving effect to such payment or application,

      (i) there exists under the Senior Indebtedness referred to in clause (a) of the immediately preceding paragraph or any agreement pursuant to which any such Senior Indebtedness is issued any default or any condition, event or act, which with notice or lapse of time, or both, would constitute a default or

     (ii) there exists under any other Senior Indebtedness or any agreement pursuant to which such other Senior Indebtedness is issued any event of default permitting the holders of such other Senior Indebtedness (or a trustee on behalf of such holders) to accelerate the maturity of such Senior Indebtedness; provided, however, that in the case of such an event of default (other than in payment of such other Senior Indebtedness when due) the foregoing provisions of this clause (ii) will not prevent any such payment or application for a period longer than 90 days after the date on which the holders of such Senior Indebtedness (or such trustee) shall have first obtained written notice of such event of default from us or the holder of any Senior Subordinated Debt Securities, if the maturity of such other Senior Indebtedness is not so accelerated within such 90 day period. (Section 1402)

     Subject to the foregoing, if there shall have occurred any Event of Default on the Senior Subordinated Debt Securities as described below under "Events of Default and Notice," other than with respect to certain events of bankruptcy, insolvency or reorganization, then unless and until either such Event of Default shall have been cured or waived or shall have ceased to exist or the principal of, premium, if any, and interest on all Senior Indebtedness shall have been paid in full in money or money's worth, no payment shall be made by us on account of the principal of, premium, if any, or interest on the Senior Subordinated Debt Securities or on account of the purchase or other acquisition of Senior Subordinated Debt Securities, except

     - payments at the expressed maturity of the Senior Subordinated Debt Securities, subject to the next paragraph,

     - current interest payments as provided in the Senior Subordinated Debt Securities,

     - payments for the purpose of curing any such Event of Default, and

     - payments pursuant to the required sinking fund for the Senior Subordinated Debt Securities. (Section 1402)

     Upon any payment or distribution of our assets to creditors in the event of our dissolution or winding-up or total or partial liquidation or reorganization or similar proceeding relating to us or our property, whether voluntary or involuntary and whether or not we are a party to the proceeding, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due upon all Senior Indebtedness must be paid in full before the holders of the Senior Subordinated Debt Securities are entitled to receive or retain any assets so paid or distributed. Subject to the payment in full of all Senior Indebtedness, the holders of the Senior Subordinated Debt Securities are to be subrogated to the rights of holders of Senior Indebtedness to receive payments or distributions of our assets or other payments applicable to Senior Indebtedness to the extent of the application to Senior Indebtedness of moneys or other assets which would have been received by the holders of the Senior Subordinated Debt Securities but for the subordination provisions contained in the Senior Subordinated Indenture until the Senior Subordinated Debt Securities are paid in full. (Sections 1403 and 1405)

     At December 31, 1998, the outstanding principal amount of Senior Indebtedness aggregated approximately $4,846 million. We expect to issue from time to time additional indebtedness constituting Senior Indebtedness and senior subordinated debt (see "Use of Proceeds"). None of the Indentures prohibits or limits us from incurring additional Senior Indebtedness.

     By reason of the subordination provisions contained in the Senior Subordinated Indenture, in the event of insolvency, our creditors who are holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the Senior Subordinated Debt Securities.

SUBORDINATION OF JUNIOR SUBORDINATED DEBT SECURITIES

     Payment of the principal of, premium, if any, and interest on the Junior Subordinated Debt Securities is expressly subordinated in right of payment, as set forth in the Junior Subordinated Indenture, to payment when due of all our Senior Indebtedness, as the term is defined with respect to the Junior Subordinated Debt Securities. (Section 1401) "Senior Indebtedness" is defined in the Junior Subordinated Indenture as:

     - any promissory notes issued by us pursuant to any agreement between us and any bank or banks and any commercial paper issued by us,

     - all our existing and future indebtedness for borrowed money (including guarantees by us of indebtedness for borrowed money of others),

     - all our obligations specified on Schedule A to the Junior Subordinated Indenture,

     - our indebtedness for money borrowed from or guaranteed to persons, firms or corporations which engage in lending money, including, without limitation, banks, trust companies, insurance companies and other financing institutions and charitable trusts, pension trusts and other investing organizations, evidenced by notes or similar obligations, unless such indebtedness shall, in the instrument evidencing the same, be specifically designated as not being superior to the Junior Subordinated Debt Securities of any series,

     - all our other existing and future obligations (including but not limited to (x) obligations under interest rate and currency swaps, caps, collars, options and similar arrangements and (y) our guarantees of obligations of others) that are designated in the instruments evidencing said obligations as being superior in right of payment to the Junior Subordinated Debt Securities, and

     - any amendments, modifications, supplements, deferrals, renewals or extensions of any such Senior Indebtedness; provided, that Senior Indebtedness shall not include the Junior Subordinated Debt Securities of any series. (Section 101)

     No payment on account of principal, premium, if any, sinking fund, or interest on the Junior Subordinated Debt Securities may be made, nor may any of our property or assets be applied to the purchase or other acquisition or retirement of the Junior Subordinated Debt Securities, unless full payment of amounts then due for principal, premium, if any, sinking fund, and interest on Senior Indebtedness has been made or duly provided for in money or money's worth. No payment by us on account of principal, premium, if any, sinking fund, or interest on the Junior Subordinated Debt Securities may be made, nor may any of our property or assets be applied to the purchase or other acquisition or retirement of the Junior Subordinated Debt Securities, if, at the time of such payment or application or immediately after giving effect to such payment or application, there exists under any Senior Indebtedness or any agreement pursuant to which such Senior Indebtedness is issued any event of default permitting the holders of such Senior Indebtedness (or a trustee on behalf of such holders) to accelerate its maturity; provided, however, that in the case of such an event of default (other than in payment of such Senior Indebtedness when due) the foregoing provisions of this sentence will not prevent any such payment or application for a period longer than 90 days after the date on which the holders of such Senior Indebtedness (or such trustee) shall have first obtained written notice of such event of default from us or the holder of any Junior Subordinated Debt Securities, if the maturity of such Senior Indebtedness is not so accelerated within such 90 day period. (Section 1402)

     Subject to the foregoing, if there shall have occurred any Event of Default on the Junior Subordinated Debt Securities as described below under "Events of Default and Notice," other than with respect to certain events of bankruptcy, insolvency or reorganization, then unless and until either such Event of Default shall have been cured or waived or shall have ceased to exist or the principal of, premium, if any, and interest on all Senior Indebtedness shall have been paid in full in money or money's worth, no payment shall be made by us on account of the principal of, premium, if any, or interest on the Junior Subordinated Debt Securities or on account of the purchase or other acquisition of Junior Subordinated Debt Securities, except:

     - payments at the expressed maturity of the Junior Subordinated Debt Securities (subject to the next paragraph),

     - current interest payments as provided in the Junior Subordinated Debt Securities,

     - payments for the purpose of curing any such Event of Default, and

     - payments pursuant to the required sinking fund for the Junior Subordinated Debt Securities. (Section 1402)

     Upon any payment or distribution of our assets to creditors in the event of our dissolution or winding-up or total or partial liquidation or reorganization or similar proceeding relating to us or our property, whether voluntary or involuntary and whether or not we are a party to such proceeding, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due upon all Senior Indebtedness must be paid in full before the holders of the Junior Subordinated Debt Securities are entitled to receive or retain any assets so paid or distributed. Subject to the payment in full of all Senior Indebtedness, the holders

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

of the Junior Subordinated Debt Securities are to be subrogated to the rights of holders of Senior Indebtedness to receive payments or distributions of our assets or other payments applicable to Senior Indebtedness to the extent of the application to Senior Indebtedness of moneys or other assets which would have been received by the holders of the Junior Subordinated Debt Securities but for the subordination provisions contained in the Junior Subordinated Indenture until the Junior Subordinated Debt Securities are paid in full. (Sections 1403 and 1405)

     At December 31, 1998, Junior Subordinated Debt (as defined in the Junior Subordinated Indenture) aggregated approximately $400 million and Senior Indebtedness (as defined in the Junior Subordinated Indenture) aggregated approximately $4,846 million. We expect to issue from time to time additional indebtedness constituting Senior Indebtedness (see "Use of Proceeds"). None of the Indentures prohibits or limits us from incurring additional Senior Indebtedness.

     By reason of the subordination provisions contained in the Junior Subordinated Indenture, in the event of insolvency, our creditors who are holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the Junior Subordinated Debt Securities.

CERTAIN COVENANTS

     Dividend Restrictions. Each Subordinated Indenture provides that we may not:

     - declare or pay any dividend or make any other distribution (other than dividends or distributions made in our capital stock) on or in respect of any of our capital stock,

     - purchase, redeem or otherwise acquire for value any shares of our capital stock, except shares acquired upon the conversion of those shares into other shares of our capital stock, or

     - permit any Restricted Subsidiary to purchase, redeem or otherwise acquire for value any shares of our capital stock;

if immediately afterwards the aggregate amount of all such dividends, distributions, purchases, redemptions, acquisitions or payments (other than dividends or distributions payable in shares of our capital stock) during the period from and after December 31, 1985, plus the amount of total investments in Unrestricted Subsidiaries made during that period, would exceed the sum of (1) $185,000,000 plus (or minus in the case of a deficit), (2) our consolidated net income (or net loss), which includes our Restricted Subsidiaries earned subsequent to December 31, 1985, plus (3) the aggregate net proceeds received by us in respect of the issue, sale or exchange after December 31, 1985, of (i) any shares of our capital stock and any rights or warrants entitling the holders to purchase or subscribe for shares of such capital stock, or (ii) any of our indebtedness which is converted into shares of our capital stock after December 31, 1985. (Section 1007)

     The foregoing will not prohibit us from paying any management, administrative, general overhead or similar charge to any of our controlling stockholders or other Affiliates, or paying to any member of the same consolidated group for tax purposes any amounts in lieu of taxes. (Section 1007)

     Limitations on Mergers. The Indentures provide that we may not consolidate with, merge into, or sell, convey or transfer our properties and assets substantially as an entirety to, another Person, if, as a result of such action, any property owned by us or a Restricted Subsidiary immediately prior to such action would become subject to any Security Interest, unless:

     - (x) in the case of the Senior Indenture, the Senior Debt Securities (equally and ratably with any of our other indebtedness then entitled to such Security Interest) shall be secured by a prior lien on such property, (y) in the case of the Senior Subordinated Indenture, the Senior Subordinated Debt Securities (equally and ratably with any of our other indebtedness then entitled to such Security Interest) shall be secured equally and ratably with (or prior to) the debt secured by such Security Interest or (z) in the case of the Junior Subordinated Indenture, the Junior Subordinated Debt Securities (equally and ratably with any of our other indebtedness entitled to such Security Interest) shall be secured equally and ratably with (or prior to) the debt secured by such Security Interest or

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

     - such Security Interest would otherwise be permitted under the Indentures. (Section 803) (See "Limitations on Secured Debt")

     Limitations on Certain Loans and Advances. Each Subordinated Indenture provides that we may not, and may not permit any Restricted Subsidiary to, make any loan or advance to any Person owning more than 50% of our outstanding voting stock or to any Affiliate of such Person (other than us or a Restricted Subsidiary) if the aggregate outstanding amount of our Senior Debt and its Restricted Subsidiaries exceeds 400% of Consolidated Net Worth and Subordinated Debt, as defined in the applicable Indenture. (Section 1005) The term Senior Debt for purposes of this limitation shall mean Senior Indebtedness when referring to the Senior Subordinated Indenture or the Junior Subordinated Indenture as the term is used in each such Indenture.

     Limitations on Secured Debt. Each Indenture provides that we will not at any time create, incur, assume or guarantee, and will not cause, suffer or permit a Restricted Subsidiary to create, incur, assume or guarantee, any Secured Debt without making effective provisions whereby the Debt Securities then outstanding under such Indenture and any other indebtedness of or guaranteed by us or such Restricted Subsidiary then entitled to such guarantee, subject to applicable priorities of payment, shall be secured by the Security Interest securing such Secured Debt equally and ratably with any and all other obligations and indebtedness so secured (subject, however, to applicable priorities of payment) so long as such Secured Debt remains outstanding; provided, however, that the foregoing prohibition will not apply to:

     (a) any Security Interest in favor of us or a Restricted Subsidiary;

     (b) Security Interests existing on December 1, 1994 in the case of Senior Debt Securities, Security Interests existing on June 1, 1989 in the case of Senior Subordinated Debt Securities and Security Interests existing on July 1, 1993 in the case of Junior Subordinated Debt Securities;

     (c) Security Interests existing on property at the time it is acquired by us or a Restricted Subsidiary, provided such Security Interest is limited to all or part of the property so acquired;

     (d) (i) any Security Interest existing on the property of or on the outstanding shares or indebtedness of a corporation at the time such corporation shall become a Restricted Subsidiary, or

        (ii) subject to the provisions referred to above under "Limitations on Mergers," any Security Interest on property of a corporation existing at the time such corporation is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to us or a Restricted Subsidiary, provided, in each such case, that such Security Interest does not extend to any property owned prior to such transaction by us or any Restricted Subsidiary which was a Restricted Subsidiary prior to such transaction;

     (e) mechanics', materialmen's, carriers' or other like liens, arising in the ordinary course of business;

     (f) certain tax liens or assessments, and certain judgment liens;

     (g) certain Security Interests in favor of the United States of America or any state or any agency of the United States of America;

     (h) Security Interests on Business Equipment;

     (i) in the case of property (other than Rental Equipment) acquired after December 1, 1994 as it pertains to Senior Debt Securities, after June 1, 1989, as it pertains to Senior Subordinated Debt Securities and after July 1, 1993, as it pertains to Junior Subordinated Debt Securities, by us or any Restricted Subsidiary, any Security Interest which secures an amount not in excess of the purchase price or fair value of such property at the time of acquisition, whichever, in our opinion, shall be less, provided that such Security Interest is limited to the property so acquired;

     (j) Security Interests on properties financed through tax-exempt municipal obligations, provided that such Security Interest is limited to the property so financed; or

     (k) any refunding, renewal, extension or placement (or successive refunding, renewals, extensions, or replacements), in whole or in part, of any Security Interest referred to in the foregoing clauses (a) through (j), provided that the principal amount of indebtedness secured in such refunding, renewal, extension or replacement does not exceed that secured at the time by such Security Interest and that such renewal, refunding, extension or replacement of such Security Interest is limited to all or part of the same property subject to the Security Interest being refunded, renewed, extended or replaced.

     Notwithstanding the foregoing provisions, we and any one or more Restricted Subsidiaries may issue, assume, or guarantee Secured Debt which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other Secured Debt of ours and of our Restricted Subsidiaries which would otherwise be subject to the foregoing restrictions (not including Secured Debt permitted to be secured under subparagraphs (a) through (k) above), and the aggregate value of the Sale and Leaseback Transactions in existence at such time (not including Sale and Leaseback Transactions the proceeds of which have been or will be applied in accordance with subsection (b) under "Limitations on Sale and Leaseback Transactions" below), do not at the time of incurrence exceed 10% of Consolidated Net Worth and Subordinated Debt (as defined in the applicable Indenture). (Section 1004)

     Limitations on Sale and Leaseback Transactions. Each Indenture provides that we may not, and may not permit any Restricted Subsidiary to, engage in any Sale and Leaseback Transaction unless (a) we or such Restricted Subsidiary would be entitled, without reference to the provisions of Section 1004 described in subparagraphs (a) through (k) above, to incur Secured Debt in an amount equal to the amount realized or to be realized upon the sale or transfer involved in such Sale and Leaseback Transaction, secured by a Security Interest on the property to be leased without equally and ratably securing the Debt Securities outstanding under such Indenture as provided under "Limitations on Secured Debt," or (b) we or a Restricted Subsidiary shall apply, within 120 days after such sale or transfer, an amount equal to the fair value of the property so leased (as determined by our Board of Directors) to the repayment of our Senior Debt or Senior Debt of any Restricted Subsidiary (other than Senior Debt owed to us or any Restricted Subsidiary) then prepayable, on a pro rata basis, according to the respective principal amounts of Senior Debt then held by the various holders of Senior Debt. (Senior Indenture Section 1005; Subordinated Indentures
Section 1006) The term Senior Debt for purposes of this limitation shall mean Senior Indebtedness when referring to the Senior Subordinated Indenture or the Junior Subordinated Indenture as the term is used in each such Indenture.

CERTAIN DEFINITIONS

     "Business Equipment" shall mean all motor vehicles, tractors and trailers, construction equipment, factory, commercial and office equipment and other revenue-earning personalty owned, financed or otherwise held by or for us or any of our Restricted Subsidiaries for rental, lease, sale or disposition in the ordinary course of our business and our Restricted Subsidiaries, other than Rental Equipment. "Consolidated Net Worth and Subordinated Debt" shall mean the aggregate of:

     - our capital and surplus accounts and the capital and surplus accounts of our Restricted Subsidiaries, as shown in our most recent consolidated balance sheet and our Restricted Subsidiaries, prepared in accordance with generally accepted accounting principles, plus

     - the aggregate outstanding principal amount of our Subordinated Debt (as defined in the Indentures) and the aggregate principal amount of Subordinated Debt of Restricted Subsidiaries, as reflected on the same consolidated balance sheet.

"Principal Property" shall mean any building, structure or other facility (including land or fixtures) owned by us or any Restricted Subsidiary having a gross book value in excess of 2% of Consolidated Net Worth and Subordinated Debt, other than any such building, structure or other facility which, in the opinion of our Board of Directors, is not of material importance to the total business conducted by us and our subsidiaries as an entirety. "Rental Equipment" shall mean all automobiles owned, financed or otherwise held by us or any of our Restricted Subsidiaries which, in the ordinary course of business, are offered for rental within the United States of America for periods of less than 30 days. "Restricted Subsidiary" shall mean certain of our identified
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

Subsidiaries, and any other Subsidiaries designated after the date of the Indentures as a Restricted Subsidiary by our Board of Directors, subject to redesignation by the Board of Directors and to certain other restrictions. "Sale and Leaseback Transaction" shall mean any sale or transfer by us or one or more Restricted Subsidiaries (except a sale or transfer to us or one or more Restricted Subsidiaries) of any Principal Property, made more than 180 days after the later of the acquisition of such Principal Property or the completion of construction or full commencement of operations of such Principal Property, if such sale or transfer is made with the intention of, or as part of an arrangement involving, the lease of such Principal Property to us or a Restricted Subsidiary (with certain exceptions). "Secured Debt" shall mean all indebtedness for borrowed money of ours or a Restricted Subsidiary which is secured by a Security Interest upon any assets of ours or any Restricted Subsidiary, including any capital stock or indebtedness of any Restricted Subsidiary. "Security Interest" shall mean any mortgage, pledge, lien, encumbrance, conditional sales contract, title retention agreement or other similar arrangement which secures payment or performance of an obligation. (Section 101)

MODIFICATION OF THE INDENTURES

     Subject to certain exceptions, each Indenture contains provisions permitting us and the Trustee, with the consent of the Holders of not less than a majority in principal amount of all securities at the time outstanding, or of the Holders of the then outstanding Debt Securities of each series to be affected by such action, to modify the Indentures or any supplemental Indentures or the rights of the Holders of all Debt Securities, or of the Debt Securities of a particular series, as the case may be; provided that no such modification shall (i) change the fixed maturity of the principal of, or any installment of principal or interest on, any Debt Security, or reduce the principal amount of any Debt Security or the rate of interest, if any, on such Debt Security, or change the place of payment or the currency in which any Debt Security or the interest, if any, on such Debt Security is payable, without the consent of the Holder of each Debt Security affected, or (ii) reduce the aforesaid percentage of Debt Securities the consent of the holders of which is required for any such modification, without the consent of the Holder of each Debt Security affected. (Section 902)

EVENTS OF DEFAULT AND NOTICE

     The following events are defined in the Senior Indenture as Events of Default with respect to the Senior Debt Securities of a particular series:

     - failure for 30 days to pay interest on any Senior Debt Securities of such series when due;

     - failure to pay principal of any Senior Debt Securities of such series when due at maturity thereof or otherwise, which failure shall continue unremedied for 5 Business Days;

     - failure to deposit any sinking fund payment when and as due, which failure shall continue unremedied for 5 Business Days;

     - the acceleration of any of our other indebtedness in excess of $25 million, including another series of Senior Debt Securities, under its terms, if such acceleration is not rescinded or annulled within 10 days after written notice of the acceleration to us;

     - failure to perform any other covenant in the Senior Debt Securities of such series within 90 days after written notice of the failure to us specifying the failure and requiring its remedy;

     - certain events of bankruptcy, insolvency or reorganization; and

     - any other Event of Default provided with respect to the Senior Debt Securities of such series. (Section 501)

We are required to file annually with the Senior Trustee an officer's certificate as to the absence of certain defaults under the terms of the Senior Indenture. (Section 1006)

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

     The following events are defined in each Subordinated Indenture as Events of Default with respect to the Subordinated Debt Securities of a particular series:

     - failure for 30 days to pay interest on any Subordinated Debt Securities of such series when due;

     - failure to pay principal of any Subordinated Debt Securities of such series when due at maturity;

     - the acceleration of any of our other indebtedness in excess of $10 million, including another series of Subordinated Debt Securities, under its terms, if such acceleration is not rescinded or annulled within 10 days after written notice of the acceleration to us;

     - failure to perform any other covenant in the Subordinated Debt Securities of such series or in the applicable Subordinated Indenture within 60 days after written notice of the failure to us specifying the failure and requiring its remedy;

     - certain events of bankruptcy, insolvency or reorganization; and

     - any other Event of Default provided with respect to the Subordinated Debt Securities of such series. (Section 501)

We are required to file with each Trustee annually an officer's certificate as to the absence of certain defaults under the terms of the applicable Subordinated Indenture. (Section 1008)

     Upon any Event of Default with respect to Debt Securities of a particular series, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding may declare the principal of all the Debt Securities of such series (or, in the case of any series of discounted Debt Securities, such lesser principal amount as may be provided for in such series of discounted Debt Securities) to be due and payable. (Section 502)

     Each Indenture provides that the Holders of not less than a majority in principal amount of the Debt Securities of any series may on behalf of the Holders of all of the Debt Securities of such series waive any past default under such Indenture with respect to such series and its consequences, except a default:

     - in the payment of the principal of or interest, if any, on any of the Debt Securities of such series or

     - in respect of a covenant or provision of such Indenture which, under the terms of such Indenture, cannot be modified or amended without the consent of the Holders of all of the Debt Securities of such series affected thereby.

The terms of the Senior Indenture do not permit any such waiver with respect to Debt Securities of any such series subsequent to the acceleration of principal thereof. (Section 513)

     Each Indenture provides that the Trustee may withhold notice to the Holders of the Debt Securities of any default (except a default in the payment of principal or interest) if it determines that the withholding of such notice is in the interest of the Holders of the Debt Securities. (Section 602)

     Subject to provisions of each Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request of any of the Holders of the Debt Securities issued thereunder, unless they shall have offered to the Trustee reasonable indemnity. (Sections 601(a) and 603(e)) Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the Holders of a majority in principal amount of the Debt Securities of a particular series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series. (Section 512)

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

DEFEASANCE OF DEBT SECURITIES

     Unless the prospectus supplement relating to the applicable Senior Debt Securities provides otherwise, we at our option:

     (a) will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Senior Debt Securities of such series, and to have satisfied all our other obligations under such Senior Debt Securities (except for obligations relating to the rights of Holders to receive payments from the trust fund as described in the Senior Indenture, certain obligations to register the transfer and exchange of Senior Debt Securities, replace stolen, lost or mutilated Senior Debt Securities, maintain paying agencies, hold moneys for payment in trust and our obligations with respect to Global Securities and defeasance and covenant defeasance generally); or

     (b) shall be released from our obligations described above under "Certain Covenants -- Limitations on Mergers," "-- Limitations on Secured Debt" and "-- Limitations on Sale and Leaseback Transactions" with respect to the outstanding Senior Debt Securities of such series, if we irrevocably deposit or cause to be deposited with the Senior Trustee money or U.S. Government Obligations or a combination of money or U.S. Government Obligations sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification of its opinion delivered to the Senior Trustee, to pay and discharge

         (i) the principal of (and premium, if any) and interest, if any, on the outstanding Senior Debt Securities of such series and

        (ii) any mandatory sinking fund payments applicable to the outstanding Senior Debt Securities of such series.

Among conditions to exercising any such option, we are required to deliver to the Senior Trustee an opinion of counsel (which opinion shall state, in the case of a defeasance described in clause (a) above, that (x) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (y) since the date of the first issuance by us of Senior Debt Securities pursuant to the Senior Indenture, there has been a change in the applicable Federal income tax law) to the effect that the Holders of the outstanding Senior Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance, as the case may be, had not occurred. (Sections 1401, 1402, 1403 and 1404)

     If we, at our option, deposit or cause to be deposited with the applicable Subordinated Trustee as trust funds, for the purpose stated below, an amount, in money or the equivalent in securities of the government which issued the currency in which the Subordinated Debt Securities of any then outstanding series are denominated or securities issued by government agencies backed by the full faith and credit of such government, sufficient to pay and discharge the entire indebtedness on the Subordinated Debt Securities of such series for principal and interest, if any, to the date or dates of maturity of the Subordinated Debt Securities of such series, and if we have paid or caused to be paid all other sums payable by us under the Subordinated Indenture with respect to such series, then the Subordinated Indenture will cease to be of further effect with respect to such series (except as to our obligations to compensate, reimburse and indemnify the Subordinated Trustee pursuant to the Subordinated Indenture with respect to such series). We will be deemed to have satisfied and discharged the Indenture with respect to such series; provided, however, that no series of Subordinated Debt Securities may be so defeased unless all of the securities of such series will become due and payable at their Stated Maturity within one year of such defeasance. (Section 401) In the event of any such defeasance, holders of such Subordinated Debt Securities would be able to look only to such trust funds for payment of principal and premium, if any, and interest, if any on their Subordinated Debt Securities.

     With respect to the Subordinated Indentures, if government securities have been deposited with the applicable Subordinated Trustee as trust funds, we, in order to exercise our option, are required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance (a) will not cause the holders of the Subordinated Debt Securities of such series to recognize income, gain or loss for Federal income tax purposes and (b) will not result in the delisting of the Subordinated Debt Securities of such series from any nationally-recognized exchange on which they are listed, if any. (Section 401)

     Unless the prospectus supplement relating to the applicable Subordinated Debt Securities provides otherwise, we at our option (a) will be discharged from any and all obligations in respect of such Subordinated Debt Securities (except for certain obligations to register the transfer or exchange of Subordinated Debt Securities, replace stolen, lost or mutilated Subordinated Debt Securities, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the applicable Subordinated Indenture (including all or some of those described above under "Certain Covenants"), if there is deposited with the applicable Subordinated Trustee money or, in the case of Subordinated Debt Securities denominated in U.S. dollars, U.S. Government Obligations or, in the case of Subordinated Debt Securities denominated in a foreign currency, Foreign Government Securities, which through the payment of interest on, and principal of such Foreign Government Securities in accordance with their terms will provide money (or a combination of money and U.S. Government Obligations or Foreign Government Securities, as the case may be) in an amount sufficient to pay in the currency, currencies or currency unit or units in which such Subordinated Debt Securities are payable all the principal of, and interest on, such Subordinated Debt Securities on the dates such payments are due in accordance with the terms of such Subordinated Debt Securities. Among conditions to our exercising any such option, we are required to deliver to the applicable Subordinated Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of such Subordinated Debt Securities to recognize income, gain or loss for United States Federal income tax purposes, and that the holders will be subject to United States Federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such deposit and related defeasance had not occurred. (Section 403)

THE TRUSTEES

     First Union National Bank (formerly First Fidelity Bank, National Association) is the Senior Trustee under the Senior Indenture. The Chase Manhattan Bank, formerly Chemical Bank (successor by merger to Manufacturers Hanover Trust Company) is trustee under an Indenture dated as of April 1, 1986, as amended by a First Supplemental Indenture dated as of April 2, 1990, pursuant to which approximately $930 million aggregate principal amount of our senior debt securities remained outstanding at December 31, 1998. The Bank of New York is the Senior Subordinated Trustee under the Senior Subordinated Indenture. Citibank, N.A. is the Junior Subordinated Trustee under the Junior Subordinated Indenture. Each Trustee may act as depository for funds of, provide lines of credit to and perform other services for, us and our subsidiaries in the normal course of business.

                              PLAN OF DISTRIBUTION

     We may sell the Debt Securities in any of four ways: (i) through underwriters or dealers, (ii) directly to a limited number of institutional purchasers or to a single institutional purchaser, (iii) through agents or (iv) through a combination of any such methods of sale. The prospectus supplement with respect to the Debt Securities of a particular series sets forth the terms of the offering of such Debt Securities, including the name or names of any underwriters or agents, the purchase price of such Debt Securities and the proceeds to us from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.

     If underwriters are used in the sale of Debt Securities of a particular series, such Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities of a particular series may be offered to the public through underwriting syndicates represented by managing underwriters.

     If so indicated in any prospectus supplement, we will authorize the underwriters and agents to solicit offers by certain institutions to purchase the Debt Securities described in such prospectus supplement from us at the
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

public offering price set forth therein pursuant to Delayed Delivery Contracts ("Contracts"), which will provide for payment and delivery on the date stated in such prospectus supplement. Each of the Contracts will be for an amount not less than, and unless we otherwise agree the aggregate principal amount of Debt Securities sold pursuant to Contracts shall be not more than, the respective amounts stated in such prospectus supplement.

     The underwriters, dealers and agents may be entitled, under agreements which may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution to payments that the underwriters, dealers and agents may be required to make in respect thereof.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the Securities will be passed upon for us by Harold E. Rolfe, Esq., 225 Brae Boulevard, Park Ridge, New Jersey, our Senior Vice President, General Counsel and Secretary, and for any underwriters or agents by Brown & Wood LLP, One World Trade Center, New York, New York.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule at December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in the Annual Report on Form 10-K for the year ended December 31, 1998, incorporated by reference in this prospectus and in the Registration Statement of which this prospectus forms a part, have been audited by PricewaterhouseCoopers LLP, independent accountants, at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, as indicated in their report incorporated by reference herein. The consolidated financial statements and the related financial statement schedule referred to above have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP given on the authority of said firm as experts in auditing and accounting.

                     REGISTERED OFFICES OF THE CORPORATION

                               225 Brae Boulevard
                       Park Ridge, New Jersey 07656-0713
                                 United States

                                    AUDITORS

                              Independent Auditors
                                 of Corporation
                           PRICEWATERHOUSECOOPERS LLP
                                400 Campus Drive
                                  P.O. Box 988
                         Florham Park, New Jersey 07932
                                 United States

                       LEGAL ADVISORS TO THE UNDERWRITERS

                           (As to United States Law)
                                BROWN & WOOD LLP
                             One World Trade Center
                            New York, New York 10048
                                 United States

                                 LISTING AGENT

                       BANQUE GENERALE DE LUXEMBOURG S.A.
                            50 Avenue J. F. Kennedy
                               L-2951 Luxembourg

                                    TRUSTEE

                           FIRST UNION NATIONAL BANK
                                    NJ 3201
                         Corporate Trust Administration
                           21 South Street, 3rd Floor
                          Morristown, New Jersey 07960
                                 United States

                    PAYING AND TRANSFER AGENT IN LUXEMBOURG

                       BANQUE GENERALE DE LUXEMBOURG S.A.
                            50 Avenue J. F. Kennedy
                               L-2951 Luxembourg

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